Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated May 11, 2010 (the “Agreement”), is by and between ORAGENICS, INC., a Florida corporation, (the Company”), and Martin Handfield (the “Executive”).

WHEREAS, the Company is a biotechnology company currently engaged in the business of research, development, and sales of proprietary products and technologies;

WHEREAS, the Executive has been employed by the Company since January 1, 2009; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive on a non-interim basis for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT.

The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, or as modified by future agreement between the parties, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Director of Research & Development during the term of this agreement, and acknowledges that this agreement supersedes any and all prior employment contracts between the parties.

2.	TERM OF AGREEMENT.

The term of this agreement shall be for an indefinite period that shall commence as of the date set forth above (the “Effective Date”), and shall end when the employment relationship is terminated by either party as set forth below.

3.	SALARY AND BONUS

The Executive shall receive an initial annual base salary during the term of this Agreement at a rate of $171,000 per annum, payable in installments consistent with the Company’s normal payroll schedule. The Board shall review this base salary periodically, and may adjust the Executive’s annual base salary from time to time as the Board deems to be appropriate.

The Executive shall also be eligible to receive bonuses from the Company during the term of this Agreement in the discretion of the Compensation Committee of the Board of Directors, as approved by the full board.

4.	ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive additional benefits as set forth in the Employee Handbook, except that the Executive shall in lieu of the vacation time set forth therein receive up to four weeks paid vacation per annum, provided that no more than two years of vacation time may be allowed to accrue, with accrued vacation time in excess of eight weeks being subject to forfeiture.

5.	TERMINATION.

(a) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment, the Executive shall be entitled to receive from the company his base salary through termination (including any mutually agreeable notice period) and any accrued but unpaid vacation time and other benefits as set forth in the Employee Handbook or this Agreement.

(b) Involuntary Termination Without Cause by the Company. In the event that the Executive is involuntarily Terminated Without Cause by the Company, the Executive shall receive in addition to his accrued vacation time and other benefits as set forth in the Employee Handbook, the following additional benefits:

1) Six months salary, plus all accrued vacation time and other benefits as set forth in the Employee Handbook.

2) Outplacement services at the expense of the Company at a cost not to exceed $7,500.00.

( c) Termination for Cause. In the event that the Executive is terminated for cause, the Executive shall be entitled to receive the full payment for accrued vacation time and other accrued benefits as set forth in the Employee Handbook. For the purposes of this section “Cause” shall be defined as any action that is illegal, immoral, or improper that reflects on the Company, the Employee, or the ability of either to function optimally.

(d) Death or Disability. In the event of the Employees death, the Employees Estate shall be paid the Executives salary as it would have accrued over a period of thirty (30) days after the Executive’s death, and the Company shall extend the Executive’s estate’s right to exercise vested stock options for six months, provided such extension is permitted under the Stock Option Plan. In the event the Executive becomes disabled (as defined by company’s short and long-term disability benefit insurance policies), the company shall pay to the Executives salary as it would have accrued over a period of thirty (30) days after the Executive becomes disabled, and the Company shall extend the Executive’s right to exercise vested stock options for six months, provided such extension is permitted under the Stock Option Plan.

6.	CHANGE OF CONTROL OF THE COMPANY

In the event of a change of control of the Company, all employee stock options (excluding performance based awards) awarded to the Executive will be fully and immediately vested. If such change of control results in involuntary separation from employment for the Executive from the Company, or its successor within 180 days of such change of control, the Executive shall have the following rights and benefits:

(1)	The Executive shall receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for said six months period;

(2)	The Executive’s right to exercise vested options shall be extended to six months from the date of separation, provided said extension is allowed under the Company’s Stock Option Plan.

For the purpose of this section of the Agreement, the following definitions shall apply:

(1)	“Involuntary Separation from Employment” shall be defined as either: 1) termination without cause; 2) any reduction in responsibilities or office altering the status of the Executive as an employee; or 3) the duplication of the Executive’s position by an equivalent executive in the acquiring entity.

(2)	“Change in Control” shall be defined as “The sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which result in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or any single party acquiring more shares than are owned by the Koski Family Limited Partnership including its members and their immediate families (including spouses and their children).

7.	LEGAL ACTION AGAINST THE EXECUTIVE REGARDING ACTIONS TAKEN WITHIN THE SCOPE OF EMPLOYMENT

In the event that the Executive is named as a party in any lawsuit regarding any action taken within the scope of employment, the Company shall provide legal representation and indemnification to the Employee, provided that the Executive agrees to be represented by the Company’s counsel, and the Executive agrees to execute a waiver of conflicts of interest satisfactory to the Company’s attorneys that would permit them to provide such representation under the rules of the Florida Bar Association.

8.	WITHHOLDING

The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9.	PROTECTION OF CONFIDENTIAL INFORMATION

The Executive agrees that he will keep all confidential and propriety information of the Company or relating to its business (including but not limited to, information regarding the Company’s methods of operation, product development and trade secrets) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only with those who “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation , association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the company of is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9. are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10.	OWNERSHIP OF DEVELOPMENTS

All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his performance of this contract for the Company or its customers (collectively called the “work product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the company within the meaning of Title 17 of the United States Code. The Executive agrees to assign at the time of the creation of any work product, without any further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate or necessary to give full and proper effect to such assignment.

11.	SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12.	CONFIDENTIALITY.

This agreement is confidential between the parties, and shall not be published to or shared with any organization, person, or individual (including other company employees) by either party except as necessary within the ordinary course of business to comply with regulations or obtain professional counsel.

13.	ENTIRE AGREEMENT.

This agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

14.	GOVERNING LAW.

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

IN WITNESS WHEREOF, THE Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

ORAGENICS, INC.

/s/ David B. Hirsch
By:	David B. Hirsch
Office:	Chief Executive Officer

Executive:

/s/ Martin Handfield

Name of Executive:	Martin Handfield